EXHIBIT 5.01


September 26, 1996



Integrated Systems, Inc.
201 Moffett Park Drive
Sunnyvale, California 94089

Gentlemen/Ladies:

         At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on or about September 27, 1996 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 69,033 shares of your Common Stock (the "Common Stock") to be sold by you pursuant to stock options granted under the Epilogue Technology Corporation 1994 Stock Option Plan and assumed by you (the "Options"). The Options were assumed by you pursuant to the terms of an Agreement and Plan of Reorganization dated as of June 28, 1996 (the "Reorganization Agreement") by and among you, ISI Merger Corporation, a Delaware corporation and your wholly owned subsidiary, and Epilogue Technology Corporation, a Delaware corporation, and the related Agreement of Merger dated July 29, 1996, which together with the Reorganization Agreement effectuated a merger of ISI Merger Corporation with and into Epilogue Technology Corporation.

         As your counsel, we have examined the proceedings taken by you in connection with the assumption of the Options to purchase your Common Stock.

         It is our opinion that the number of shares of Common Stock that may be issued and sold by you pursuant to the Options as indicated above, when issued and sold in the manner referred to in the Prospectus associated with the Registration Statement, the Epilogue Technology Corporation Stock Option Plan and the Options, will be legally issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

                                      Very truly yours,



                                      /s/ Fenwick & West LLP



                                      Fenwick & West LLP